Exhibit 99.1

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020
Graham Corporation Reports $0.35 Earnings per Share
for First Quarter Fiscal 2010
•	Sales down 27.2% to $20.1 million, reflecting contraction in global refinery industry investment

•	Strong gross margin of 41% driven by lower short-term material costs

•	SG&A expenses down 15% as a result of restructuring efforts

•	Strong balance sheet with $45.3 million in cash and investments and no bank debt

•	Orders for quarter down to $8.8 million; backlog at $37.0 million

•	Outlook for $60 million to $70 million in revenue for fiscal 2010 maintained
BATAVIA, NY, July 31, 2009 — Graham Corporation (NYSE Amex: GHM), a manufacturer of critical equipment for the oil refinery, petrochemical and power industries, today reported financial results for its first quarter ended June 30, 2009. Graham’s current fiscal year ends March 31, 2010, and is referred to as “fiscal 2010.”
Net sales were $20.1 million in the quarter, down 27.2% compared with net sales of $27.6 million in the prior year’s first quarter. Net income in the first quarter was $3.5 million, or $0.35 per diluted share, a decline of 38.1% compared with net income of $5.7 million, or $0.56 per diluted share, in the prior year’s first quarter.
Mr. James R. Lines, Graham’s President and Chief Executive Officer, commented, “As expected during this contraction in the markets for refinery and petrochemical equipment, sales and orders are down measurably. Our unusually strong gross margin for the level of sales during the first quarter was primarily related to an unexpected and rapid short-term reduction in the cost of specialty and other materials.”
For the fiscal 2010 first quarter, sales of condensers advanced 12.0% to $5.2 million, while ejector sales were down 13.6% to $8.0 million. Aftermarket, heat exchangers, and pump packages sales combined were down 49.6% to $6.9 million. Condenser sales in the first quarter of fiscal 2010 were driven by orders won in the first half of the fiscal year ended March 31, 2009, referred to as “fiscal 2009,” and resulted primarily from refinery and petrochemical projects.
U.S. sales declined $8.3 million, or 44.9%, to $10.2 million, representing 51% of total sales, in the first quarter of fiscal 2010. By comparison, U.S. sales were $18.6 million, representing 67% of total sales, in the same quarter of fiscal 2009. International sales during the first quarter were $9.9 million, representing 49% of total sales, up from $9.0 million, or 33% of total sales, during the same quarter of fiscal 2009. A significant advance in sales to Asia was more than offset by declines in sales to the Middle East, Canada, South America and Western Europe. Fluctuations in sales among products and geographic locations can vary measurably from quarter to quarter based on the timing and magnitude of projects. Graham generally does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which are more visible on a
-MORE-

Graham Corporation Reports Results for First Quarter Fiscal 2010	Page 2
July 31, 2009
trailing 12-month basis. Nevertheless, Graham does believe that international sales will comprise a larger portion of future revenue in fiscal 2010 and beyond.
In Graham’s leading industries, 46% of sales in the first quarter were to the refining industry, compared with 52% of sales in the same period during the prior fiscal year. Approximately 24% of sales were to the chemical/petrochemical industry during the first quarter, compared with 19% in the first quarter of fiscal 2009.
Managing Operational Effectiveness
Gross profit was $8.3 million, or 41.1% of sales, in the first quarter of fiscal 2010, compared with $12.2 million, or 44.2% of sales, in the same period of the prior fiscal year. During the quarter, gross profit remained at a historically high level as a result of orders completed that originated prior to the sharp reduction in market demand in the quarter ended December 31, 2008. Also, the recent rapid decline in material costs resulted in significant margin improvement for the quarter.
Selling, general and administrative (“SG&A”) expenses in the first quarter were $3.2 million, or 16.1% of sales, compared with $3.8 million, or 13.8% of sales, in the first quarter of fiscal 2009. The decrease in SG&A expenses in the current year’s first quarter compared with the same quarter of fiscal 2009 was a result of decreased commission accruals related to the decline in sales, as well as to reduced salaries and benefits related to the restructuring implemented by Graham during the fourth quarter of fiscal 2009. Graham expects that SG&A will be in the range of $13 to $14 million for full-year fiscal 2010.
Mr. Lines noted, “Recognizing early in the third quarter of fiscal 2009 that we were entering the contraction phase of the oil industry cycle, we developed plans to size the organization based on our expectations and experience in prior contractions. This restructuring took place in the fourth quarter of fiscal 2009 and its results are apparent in the first quarter’s results. We do not intend, however, to impede either our capabilities to gain market share during this downturn or our ability to rapidly scale operations back up when there is improvement in our markets. In fact, we have made strategic additions to our sales staff.”
Interest income in the first quarter of fiscal 2010 declined to $18 thousand compared with $131 thousand in the same period of the prior fiscal year, primarily as a result of a significant decline in current treasury yields compared with a year ago.
Graham’s effective tax rate was 30.3% in the first quarter of fiscal 2010, which reflects the expected annual effective tax rate for full-year fiscal 2010 of approximately 30% to 31%. This compares with an effective tax rate of 33.3% for the first quarter of fiscal 2009 and 34.7% for full-year fiscal 2009. The lower expected rate for fiscal 2010 reflects the allowable level of tax deductions on lower expected pre-tax income.
Strong Balance Sheet with Significant Cash Position
Cash, cash equivalents and investments at June 30, 2009, were $45.3 million, compared with $46.2 million at March 31, 2009, and $45.0 million at June 30, 2008. The decline resulted primarily from the timing of accounts receivable. Approximately $42.1 million was invested in U.S. Treasury notes with maturity periods of 91 to 180 days at June 30, 2009. As of June 30, 2009, Graham had no borrowings against its $30.0 million revolving line of credit facility.
Net cash used in operating activities for the first quarter of fiscal 2010 was $0.5 million, compared with $6.9 million in net cash provided by operating activities in the prior year’s first quarter. The decrease was a result of the decline in net income and the timing of receivables.
Capital expenditures were $80 thousand in the first quarter compared with $219 thousand in the prior year’s first quarter. Capital expenditures in fiscal 2010 are expected to aggregate approximately $1.0 million, of which approximately 65% will be used for machinery and
-MORE-

Graham Corporation Reports Results for First Quarter Fiscal 2010	Page 3
July 31, 2009
equipment, 28% will be used for information technology and 7% used for other expenditures. Approximately 50% of Graham’s planned capital expenditures are expected to be used for productivity improvements and the balance for capitalized maintenance and other general purposes. Spending is expected to occur primarily in the latter half of the year.
Outlook
Orders during the first quarter of fiscal 2010 were $8.8 million, down from $27.8 million in orders received in the prior year’s first quarter and $20.5 million in the trailing fourth quarter of fiscal 2009. The decline in orders occurred in all product categories. Graham expects orders to fluctuate measurably on a quarter to quarter basis as the industries and customers it serves evaluate their pipeline of projects and their changing economics based on project costs, commodity prices, global demand for refined products and the global economy.
Separately, Graham announced today that early in its fiscal second quarter it was awarded a $3.4 million ejector system order for a refinery in China. Graham has won seven ejector system orders out to bid in the last three years for Chinese refineries.
Graham’s backlog was $37.0 million at June 30, 2009, down 23.3% from $48.3 million at March 31, 2009. During the first quarter of fiscal 2010, a $235 thousand order that had been on hold was returned to active status. At June 30, 2009, there were four remaining orders with a value of $4.2 million remaining on hold. No orders were cancelled in the first quarter of fiscal 2010.
Approximately 36% of projects in Graham’s backlog are for refinery projects, 49% for chemical and petrochemical projects and 15% for power and other industrial commercial applications, compared with 49%, 28% and 23%, respectively, at June 30, 2008. Approximately 85% of backlog is expected to ship in the next twelve months.
Mr. Lines stated, “Although the pipeline of projects remains strong, there is still a ‘wait and see’ attitude among our customers. We expect that our markets will recover first in Asia, specifically China, and the Middle East. Along with our financial results, we believe that our announcement today that we won a $3.4 million order for a refinery in China is indicative that investment in new capacity is ongoing in international markets. Another indicator of where we believe our markets will recover first is the announcement made in June by Saudi Aramco/Total that they are moving forward with their large project in Jubail, Saudi Arabia. The request for bid for our type of equipment on that project would likely be seen in the next six to twelve months.”
Mr. Lines concluded, “We expect to be profitable and to generate cash in fiscal 2010 and we continue to forecast fiscal 2010 revenue in the range of $60 million to $70 million. We also continue to expect that gross margin for the full year will be in the range of 28% to 31%, although likely in the upper end of that range.”
Stock Buyback Program
On January 29, 2009, Graham’s Board of Directors authorized a stock repurchase program, permitting the Company to repurchase up to 1.0 million shares of its common stock through July 30, 2009. On July 30, 2009, the Board of Directors extended its stock repurchase program through July 30, 2010. Graham repurchased 26 thousand shares under this program in the first quarter of fiscal 2010 at a cost of $229 thousand. Since the initiation of the program, the Company has repurchased 303,000 shares at a cost of $2.5 million.
Webcast and Conference Call
Graham will host a conference call and live webcast today at 11:00 a.m. EST. During the conference call and webcast, James R. Lines, President and Chief Executive Officer, and Jeffrey Glajch, Vice President — Finance & Administration and Chief Financial Officer, will review Graham’s financial and operating results for the first quarter of fiscal 2010 as well as Graham’s strategy and outlook. A question-and-answer session will follow.
-MORE-

Graham Corporation Reports Results for First Quarter Fiscal 2010	Page 4
July 31, 2009
Graham’s conference call and live webcast can be accessed as follows:
•	The live webcast can be found at http://www.graham-mfg.com. Participants should go to the website 10-15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialling 1-201-689-8560 and referencing conference ID number 328035 approximately 5-10 minutes prior to the call.
The conference call and webcast will be archived and can be reviewed as follows:
•	The webcast will be archived at http://www.graham-mfg.com and a transcript will be posted, once available. The webcast and transcript will remain available on Graham’s website for approximately 30 days.

•	A telephonic replay can be heard by calling 1-201-612-7415, and entering account number 3055 and conference ID number 328035. The replay will be available through August 7, 2009, at 11:59 p.m. Eastern Time.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. For over 70 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on the Company can be found.
Safe Harbor Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to anticipated revenues, profit margins, foreign sales operations, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior and its acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”
Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham
-MORE-

Graham Corporation Reports Results for First Quarter Fiscal 2010	Page 5
July 31, 2009
Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

For more information contact:
Jeffrey Glajch, Vice President — Finance and CFO Phone: (585) 343-2216 Email: jglajch@graham-mfg.com	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW.
-MORE-

Graham Corporation Reports Results for First Quarter Fiscal 2010	Page 6
July 31, 2009
Graham Corporation First Quarter Fiscal 2010
Consolidated Statements of Operations and Retained Earnings
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2009	2008

Net sales	$20,138	$27,647
Cost of products sold	11,860	15,429

Gross profit	8,278	12,218

Other expenses and income:
Selling, general and administrative	3,248	3,822
Interest income	(18)	(131)
Interest expense	1	1

Total other expenses and income	3,231	3,692

Income before income taxes	5,047	8,526
Provision for income taxes	1,529	2,842

Net income	3,518	5,684
Retained earnings at beginning of period	53,966	37,216
Dividends	(197)	(151)
Effect of adoption of measurement date provisions of Statement of Financial Accounting Standards No. 158	—	37

Retained earnings at end of period	$57,287	$42,786

Per share data:
Basic:
Net income	$.36	$.56

Diluted:
Net income	$.35	$.56

Weighted average common shares outstanding:
Basic	9,885	10,085
Diluted	9,915	10,204

Dividends declared per share	$.02	$.015

-MORE-

Graham Corporation Reports Results for First Quarter Fiscal 2010	Page 7
July 31, 2009
Graham Corporation First Quarter Fiscal 2010
Consolidated Balance Sheets
(Amounts in thousands, except per share data)
Unaudited)

	June 30,	March 31,
	2009	2009

Assets
Current assets:
Cash and cash equivalents	$3,197	$5,150
Investments	42,064	41,059
Trade accounts receivable, net of allowances ($37 and $39 at June 30 and March 31, 2009, respectively)	16,117	6,995
Unbilled revenue	5,078	10,444
Inventories	4,147	4,665
Income taxes receivable	2,642	4,054
Prepaid expenses and other current assets	613	375

Total current assets	73,858	72,742
Property, plant and equipment, net	9,474	9,645
Deferred income tax asset	154	224
Prepaid pension asset	4,361	4,300
Other assets	10	13

Total assets	$87,857	$86,924

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$29	$28
Accounts payable	5,937	5,514
Accrued compensation	2,942	4,630
Accrued expenses and other liabilities	1,969	2,266
Customer deposits	5,002	5,892
Deferred income tax liability	4,949	4,865

Total current liabilities	20,828	23,195

Capital lease obligations	24	31
Accrued compensation	263	250
Deferred income tax liability	1,210	1,253
Accrued pension liability	253	256
Accrued postretirement benefits	831	828

Total liabilities	23,409	25,813

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value Authorized, 500 shares
Common stock, $.10 par value Authorized, 25,500 shares
Issued, 10,150 and 10,127 shares at June 30 and March 31, 2009, respectively	1,015	1,013
Capital in excess of par value	15,055	14,923
Retained earnings	57,287	53,966
Accumulated other comprehensive loss	(6,351)	(6,460)
Treasury stock (305 and 279 shares at June 30 and March 31, 2009, respectively)	(2,554)	(2,325)
Notes receivable	(4)	(6)

Total stockholders’ equity	64,448	61,111

Total liabilities and stockholders’ equity	$87,857	$86,924

-MORE-

Graham Corporation Reports Results for First Quarter Fiscal 2010
July 31, 2009
Graham Corporation First Quarter Fiscal 2010
Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2009	2008

Operating activities:
Net income	$3,518	$5,684
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation and amortization	420	267
Discount accretion on investments	(17)	(126)
Stock-based compensation expense	78	91
Gain on disposal or sale of property, plant and equipment	(3)	—
Deferred income taxes	51	30
(Increase) decrease in operating assets:
Accounts receivable	(9,123)	(4,659)
Unbilled revenue	5,368	2,522
Inventories	518	(74)
Income taxes receivable/payable	1,412	1,744
Prepaid expenses and other current and non-current assets	(238)	(51)
Prepaid pension asset	(61)	(37)
Increase (decrease) in operating liabilities:
Accounts payable	421	591
Accrued compensation, accrued expenses and other current and non-current liabilities	(1,985)	(1,137)
Customer deposits	(890)	2,003
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	13	25

Net cash (used) provided by operating activities	(518)	6,873

Investing activities:
Purchase of property, plant and equipment	(80)	(219)
Proceeds from disposal of property, plant and equipment	7	—
Purchase of investments	(36,558)	(35,700)
Redemption of investments at maturity	35,570	29,750

Net cash used by investing activities	(1,061)	(6,169)

Financing activities:
Proceeds from issuance of long-term debt	198	—
Principal repayments on long-term debt	(204)	(6)
Issuance of common stock	34	393
Dividends paid	(197)	(151)
Purchase of treasury stock	(229)	(14)
Excess tax deduction on stock awards	21	1,040
Other	2	1

Net cash (used) provided by financing activities	(375)	1,263

Effect of exchange rate changes on cash	1	143

Net (decrease) increase in cash and cash equivalents	(1,953)	2,110
Cash and cash equivalents at beginning of period	5,150	2,112

Cash and cash equivalents at end of period	$3,197	$4,222

-MORE-

Graham Corporation Reports Results for First Quarter Fiscal 2010	Page 9
July 31, 2009
Graham Corporation First Quarter Fiscal 2010
Additional Information
ORDER AND BACKLOG TREND
($, in millions)

	Q109	Q209	Q309	Q409	FY2009	Q110
	6/30/08	9/30/08	12/31/08	3/31/09	3/31/09	6/30/09

Orders	$27.8	$17.5	$8.1	$20.5	$73.9	$8.8
Backlog	$76.0	$69.7	$52.5	$48.3	$48.3	$37.0
SALES BY INDUSTRY
($, in millions)

	Q109%		Q209%		Q309%		Q409%		FY2009%		Q110%
	6/30/08	Total	9/30/08	Total	12/31/08	Total	3/31/09	Total	3/31/09	Total	6/30/09	Total

Refining	$14.4	52%	$11.1	47%	$11.3	46%	$9.3	37%	$46.0	46%	$9.2	46%
Chem/Petrochemical	$5.3	19%	$6.4	27%	$6.6	27%	$8.7	35%	$27.0	27%	$4.7	24%
Power	$1.3	5%	$2.0	8%	$1.5	6%	$0.6	3%	$5.5	5%	$0.1	N/A
Other	$6.6	24%	$4.4	18%	$5.3	21%	$6.2	25%	$22.6	22%	$6.1	30%
Total	$27.6		$23.9		$24.7		$24.8		$101.1		$20.1
SALES BY REGION
($, in millions)

	Q109%		Q209%		Q309%		Q409%		FY2009%		Q110%
	6/30/08	Total	9/30/08	Total	12/31/08	Total	3/31/09	Total	3/31/09	Total	6/30/09	Total

United States	$18.6	67%	$15.0	63%	$14.4	58%	$15.8	64%	$63.7	63%	$10.2	51%
Middle East	$2.0	7%	$3.0	13%	$2.8	11%	$0.6	2%	$8.4	8%	$0.4	2%
Asia	$3.0	11%	$1.0	4%	$3.7	15%	$5.5	22%	$13.3	13%	$8.2	41%
Other	$4.0	15%	$4.9	20%	$3.8	16%	$2.9	12%	$15.7	16%	$1.3	6%
Total	$27.6		$23.9		$24.7		$24.8		$101.1		$20.1
-END-